Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
012 Smile.Communications Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-150173) on Form S-8 of 012 Smile.Communications Ltd. (the “Company”) of our report dated June 24, 2009, with respect to the consolidated balance sheets of the Company and its subsidiary as of December 31, 2008 and 2007, and the related combined and consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2008.

Our report refers to the adoption of the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, as of January 1, 2007.

Somekh Chaikin
Certified Public Accountants (Israel)
A member firm of KPMG International
Tel Aviv, Israel
June 24, 2009